AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1999

                                                  REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

================================================================================

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                           LILLIAN VERNON CORPORATION
                           --------------------------
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                        13-2529859
-------------------------------                   ----------------------------
(State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                    One Theall Road, Rye, New York 10580-1450
                    -----------------------------------------
                     (Address of Principal Executive Office)


                    1997 PERFORMANCE UNIT, RESTRICTED STOCK,
              NON-QUALIFIED OPTION AND INCENTIVE STOCK OPTION PLAN
              ----------------------------------------------------
                              (Full Title of Plan)


                                 Lillian Vernon
                      Chairman and Chief Executive Officer

                           Lillian Vernon Corporation
                                 One Theall Road
                            Rye, New York 10580-1450

                                 (914) 925-1200
                     ----------------------------------------
                      (Name,address including zip code and
                        telephone number, including area
                          code, of agent for service).



A copy of all communications, including communications sent to the agent for service should be sent to:

             Alan M. Rashes, Esq.
             Salon, Marrow, Dyckman & Newman, LLP
             685 Third Avenue
             New York, New York 10017

                         CALCULATION OF REGISTRATION FEE


Title of Each Class     Amount to be        Proposed Maximum    Proposed             Amount of
of Securities to be     Registered          Offering Price      Maximum              Registration
Registered              ------------        Per Share           Aggregate            Fee
-------------------                         --------------      Offering Price       ---
                                                                --------------
Stock Options           750,000 (1)                  --                   --               --(2)
Common Stock, Par       750,000 (3)(4)      $   13.3125 (5)     $  9,984,375         $  2,776
Value Per Share                             -------------       -------------        -----------
$.01


---------------------------

     (1) Represents options to be granted pursuant to the 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "Incentive Compensation Plan") of the Registrant. Options to purchase 525,000 shares of Common Stock to be granted pursuant to the Incentive Compensation Plan were previously registered pursuant to the Registrant's Registration Statement on Form S-8 (File No. 333-36467) filed with the Commission on September 26, 1997.

     (2) No registration fee is required pursuant to Rule 457(h)(2).

     (3) Shares issuable upon exercise of stock options or otherwise issued pursuant to the Incentive Compensation Plan.

     (4) Includes an indeterminable number of shares of common stock which may become issuable pursuant to the anti-dilution provisions of the Incentive Compensation Plan.

     (5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing price of the Common Stock as reported by the American Stock Exchange (the "AMEX") on November 17, 1999.

INTRODUCTION
------------

     On July 21, 1999, the stockholders of Lillian Vernon Corporation (the "Registrant" or the "Company") approved a 750,000 share increase in the number of shares of Common Stock reserved under the Company's 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "Incentive Compensation Plan"). The instant Registration Statement registers the additional 750,000 shares of Common Stock which are reserved for issuance pursuant to the Incentive Compensation Plan.

INCORPORATION BY REFERENCE
--------------------------

     On September 26, 1997, a Form S-8 Registration Statement (File No. 333-36467) registering, in part, 525,000 shares of Common Stock, reserved for issuance upon payment of performance units, if awarded, the exercise of non-qualified and incentive stock options and the issuance of restricted stock granted under the Incentive Compensation Plan, was filed with the Securities and Exchange Commission (the "Commission") and became effective. The contents of the Registration Statement No. 333-36467 are hereby incorporated by reference herein.

                                     Part II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Registrant are incorporated as to their respective dates in this Registration Statement by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 27, 1999;

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended May 29, 1999 and August 28, 1999;

         (c) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since the end of the Company's fiscal year ended February 27, 1999; and

         (d) The description of the Company's Common Stock contained in the Company's Form 8-A dated July 16, 1987, the Company's Registration Statement on Form S-1, Registration No. 33- 15430 declared effective on August 13, 1987 and contained in Form 8-K, filed with the Commission on April 23, 1999.

         All documents filed by the Company with the Commission, pursuant to
Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 hereto, but prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         The legality of the shares offered hereby has been passed upon for the Company by Salon, Marrow, Dyckman & Newman, LLP, 685

Third Avenue, New York, New York 10017. Joel Salon, a partner of Salon, Marrow, Dyckman & Newman, LLP, and a director of the Registrant, owns, both directly and indirectly, 1,000 shares of Common Stock. He has the right to acquire 5,000 shares of Common Stock pursuant to the Company's 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan. Leo Salon, a partner of Salon, Marrow, Dyckman & Newman, LLP and a former director of the Registrant, owns 2,250 shares of Common Stock. He has the right to acquire (i) 4,500 shares of Common Stock pursuant to the Company's 1987 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan, (ii) 12,500 shares of Common Stock pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors and (iii) 10,000 shares of Common Stock pursuant to the Company's 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breaches his duty of loyalty, fails to act in good faith, engages in intentional misconduct or knowingly violates a law, authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL or obtains an improper personal benefit. The Company's Certificate of Incorporation, a copy of which is incorporated by reference, contains a provision which eliminates directors' personal liability as set forth above.

         Section 145 of the DGCL permits a corporation to indemnify its directors and officers.

         Article IV of the Company's By-Laws provides for indemnification of corporate agents as follows:

         "Section i. Non-Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint-venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful."

         "Section ii. Derivative Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in connection with the defense or settlement of such action or suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         "Section iii. Expenses. To the extent that a director, officer or employee of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 and 2 of this
Article IV, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith."

         "Section iv. Standard of Conduct. Any indemnification under Sections 1 and 2 of this Article IV (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by a majority vote of the stockholders."

         "Section v. Undertakings. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding if authorized by the Board of Directors in the specific case and only upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article IV."

         "Section vi. Non-Exclusivity. The indemnification provided by this
Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, statute, court decision, insurance policy or otherwise, now or hereafter in effect, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person."

         "Section vii. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article IV or of the General Corporation Law of the State of Delaware."

         "Section viii. Definitions. For the purpose of this Article IV, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer or employee of the Company which imposes duties on, or involves services by, such director, officer or employee with respect to any employee benefit plan, its participants or beneficiaries; and a person who acting in good faith and in a manner he reasonably believes to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article IV".

         "Section ix. Indemnification Agreements. Without limiting the generality of the foregoing, the Company shall have the express authority to enter into such agreements as the Board of Directors deems appropriate for the indemnification of present or future directors and officers of the Company in connection with their service to or status with the Company or any other corporation, entity or enterprise with whom such person is serving at the express written request of the Company."

         The Company has entered into indemnification agreements with its officers and directors providing for payment of (i) all expenses incurred by an officer and director in connection with any potential liability, (ii) any awards or judgments rendered against said officer and director and (iii) any amounts paid in settlement, provided that the officer and director did not act in bad faith and acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements provide for advancement of expenses in certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         3.0        Articles of Incorporation, as amended
                    and By Laws(1)

         5.1        Opinion of Salon, Marrow, Dyckman &
                    Newman, LLP

         23.1 Consent of Salon, Marrow, Dyckman & Newman, LLP to be named in the Registration Statement. Reference is made to Exhibit

--------
    (1) Amendment to Registrant's Certificate of Incorporation filed October 6, 1999 filed herewith; Certificate of Incorporation and all prior amendments filed with the Registration Statement on Form S-1 (File No. 33-15430), with Form 10-Q for the Quarter ended August 28, 1987 and with Form 8-K filed April 23, 1999 and incorporated by reference herein.

                    5.1 to this Registration Statement which includes such consent.

         23.2       Consent of PricewaterhouseCoopers LLP

         24.0       Power of Attorney (set forth in the signature page).


ITEM 9.  UNDERTAKINGS

         a.   The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviations from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

                Provided however that paragraphs (a)(l)(i) and (a)(l)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.


              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized in Rye, New York on this 18th day of November, 1999.


                                           LILLIAN VERNON CORPORATION


Dated: November 18, 1999                   By:  /s/ Lillian Vernon
                                              -------------------------
                                              Lillian Vernon
                                              Chairman of the Board
                                              and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Lillian Vernon and Susan C. Handler and each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments and supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement on Form S-8 or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Lillian Vernon Corporation and on the dates indicated.

    Signature                       Title                     Date
    ---------                       -----                     ----

/s/ Lillian Vernon           Chairman of the Board        November 18, 1999
--------------------------   of Directors and
Lillian Vernon               Chief Executive
                             Officer (Principal
                             Executive Officer)


/s/ Richard P. Randall       Senior Vice                  November 18, 1999
--------------------------   President-Chief
Richard P. Randall           Financial Officer
                             (Principal Financial
                             and Accounting
                             Officer)


/s/ Jonah Gitlitz            Acting President and         November 18, 1999
--------------------------   Director
Jonah Gitlitz


/s/ David C. Hochberg        Vice President-Public        November 18, 1999
--------------------------   Affairs and Director
David C. Hochberg


/s/ Richard A. Berman        Director                     November 18, 1999
--------------------------
Richard A. Berman


/s/ Elizabeth M. Eveillard   Director                     November 18, 1999
--------------------------
Elizabeth M. Eveillard


/s/ Joel Salon               Director                     November 18, 1999
--------------------------
Joel Salon


/s/ Bert W. Wasserman        Director                     November 18, 1999
--------------------------
Bert W. Wasserman

                                INDEX TO EXHIBITS



3.0      Amended Certificate of Incorporation

5.1      Opinion of Salon, Marrow, Dyckman & Newman, LLP

23.1     Consent of Salon, Marrow, Dyckman & Newman, LLP
         (included in Exhibit 5.1)

23.2     Consent of PricewaterhouseCoopers LLP